U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

SPECIAL FINANCIAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

Prime Harvest, Inc.

(Exact name of issuer as specified in its charter)

Delaware	86-1306303
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1210 Olive St.

Ramona, California 92064

(Address, including zip code of principal executive office)

619-607-7234

(Issuer’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

Explanatory Note

This Special Financial Report on Form 1-K is being filed with the Securities and Exchange Commission (the “SEC”) by Prime Harvest, Inc. pursuant to Rule 257(b)(2)(i)(A) (the “Rule”) under Regulation A promulgated under the Securities Act of 1933, which requires the filing of audited financial statements for the fiscal year ended December 31, 2022, which is the last completed fiscal year preceding the qualification of the Company’s Offering Statement on Form 1-A (File No. 024-11880) filed with the SEC on January 19, 2023 and qualified on January 25, 2023.

Prime Harvest, Inc.

Combined Financial Statements

As of for the years ended December 31, 2022 and 2021

Prime harvest, inc.

Combined Financial Statements

As of and for the year ended December 31, 2022 and 2021

To the Board of Directors and Shareholders

of Prime Harvest, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Prime Harvest Group of Companies as of December 31, 2022 and 2021, and the related combined statements of operations, combined statements of changes in members´ equity, and combined statements of cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes collectively referred to as the financial statements. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses and a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

We have served as the Company’s auditor since 2018.

Los Angeles, California

May 25, 2023

Prime Harvest, Inc.

Combined Balance Sheets

	December 31,	December 31,
	2022	2021
ASSETS
Current assets
Cash on hand	73,490	$256,751
Restricted Cash	17,500	17,500
Prepaid Expenses	-	23,197
Operating lease right-of-use Asset, Net	519,589	74,258
Inventories	82,492	109,601
Total current assets	693,071	481,307

Property and equipment - net	99,662	57,951

Other assets	1,169,778	485,048

TOTAL ASSETS	1,962,511	$1,024,306

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable	1,575,495	$944,636
Other current liabilities	300,896	295,689
Operating lease liability	520,662	74,258
Related party loan	271,000	227,000
Current portion of long-term debt	635,499	3,472
Total current liabilities	3,303,552	1,545,055

Long-term debt - net	-	4,560

Total liabilities	3,303,552	1,549,615

Members’ equity	(1,341,041)	(525,309)

Total liabilities and members’ equity	$1,962,511	$1,024,306

See Accompanying Notes to the Combined Financial Statements

Prime Harvest, Inc.

Combined Statements of Operations

	Year ended
	December 31,
	2022	2021
Net revenue	$3,395,589	$2,806,909
Cost of goods sold	1,431,696	1,250,187
Gross profit	1,963,893	1,556,722

Expenses
General and administrative	645,729	440,125
Advertising and marketing	415,610	216,617
Rent or lease expense	206,563	168,179
Licenses and permits	81,347	49,952
Depreciation	11,416	13,766
Payroll	566,889	389,996
Security services	82,284	91,024
Total expenses	2,009,838	1,369,659

Operating Income (loss)	(45,945)	187,063

Interest expense	47,018	11,334
Income (loss) before provision for income taxes	(92,963)	175,729

Provision for income taxes	432,512	326,698

Net Income (loss)	$(525,475)	$(150,969)

See Accompanying Notes to the Combined Financial Statements

Prime Harvest, Inc.

Combined Statements of Changes in Members’ Equity

For the Years Ended December 31, 2021 and 2022

Balance December 31, 2020	$(236,038)

Net income (loss)	(150,969)
Member distributions	(138,302)
Member contributions	-

Balance December 31, 2021	$(525,309)

Net income (loss)	(525,475)
Member distributions	(57,000)
Member contributions	-
Deferred offering costs	(233,257)

Balance December 31, 2022	$(1,341,041)

See Accompanying Notes to the Combined Financial Statements

Prime Harvest, Inc.

Combined Statements of Cash Flows

For the Years Ended December 31, 2022 and 2021

	2022	2021
Cash flow from operating activities
Net Income (loss)	$(525,475)	$(150,969)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,416	13,766
Amortization	70,749	49,900
Non-cash operating lease	435,726	74,258
Interest on non-cash operating lease	11,749
Related party loan fee amortization		-
Net changes in operating assets and liabilities
Prepaid assets	23,197	(11,839)
Inventory	27,109	(19,843)
Other assets	(79,960)	(63,960)
Accounts payable	630,859	388,038
Other current liabilities	5,207	133,536
Operating lease liability	(446,404)	(74,258)

Net cash provided by operating activities	164,173	338,629

Cash flow from investing activities
Investment in District 9	(271,589)	-
Investment in WWI	(273,294)
Purchase of property and equipment	(53,127)	-
Net cash (used) by investing activities	(598,010)	-

Cash flow from financing activities
Initial Public offering Fees	(233,257)
Payment of car loan	(8,032)
Payable on WWI Investment	330,000
Libertas Loan net of payments	305,499
Amortization of premium on loans	(130,635)
Increase in related party loans	99,000	-
Payments of related party loan	(55,000)	(13,422)
Member distributions	(57,000)	(138,302)
Net cash provided (used) by financing activities	250,576	(151,724)

Change in cash	(183,261)	186,905

Cash-beginning of year	274,251	87,346
Cash-end of period	$90,990	$274,251

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$-	$-
Cash paid during the year for income taxes	$-	$-
Non-cash disposition of land	$-	$-

See Accompanying Notes to the Combined Financial Statements

Prime Harvest, INC.

Notes to the Combined Financial Statements

December 31, 2022

Note 1: THE COMPANY

Prime Harvest, LLC (the “Company”) was formed on May 31, 2016 in the state of Nevada. The Company is engaged in the sourcing, processing, and distribution of high-quality cannabis and its headquarters are located in Ramona, California. The Company was established to become a leading vertically integrated cannabis company, through optimizing assets and intellectual property along the supply chain.

In March, 2017 1113131 B.C. LTD was incorporated under the Business Corporations Act in Province of British Columbia, Canada. This entity was formed with the intent of acquiring the assets and assuming the liabilities of Prime Harvest, (per IFRS definition) on or before December 31, 2017.

From April 2017 to December 2017, 1113131 B.C. LTD issued 5,420,210 common shares for gross proceeds of $1,819,836 CAN through several private placements. On December 31, 2017, the Company issued 2,525,000 unrestricted common shares at a total fair value of $808,000 CAN and 12,000,000 restricted common shares at a total fair value of $3,840,000 CAN to acquire Prime Harvest. Of the capital raised by 1113131 B.C. LTD, certain amounts were transferred to Prime Harvest, Inc. to cover real estate acquisitions and operating expenses (see note 8). In 2018, the Company applied for a medical cannabis retail license with the City of La Mesa, California and invested approximately $100,000 into a property on Commercial Street, California. Due to lack of funding the option to purchase this location expired in 2019 but the Company’s application for a cannabis retail dispensary license in the City of La Mesa, California received final approval and the Company was granted a Conditional Use Permit (City of La Mesa CUP #317-85).

In 2018 and leading into 2019, the capital markets had shifted and essentially shut down the window on newer companies in the space, thus leaving 1113131 to reorganize so that it could move forward (see note 11).

2019 was a transition period for the Company. In 2020, the Company completed its transformation to a U.S. corporate entity. In 2020, the Canadian entity 1113131 successfully converted to Prime Harvest Inc., a U.S company which continues to operate its original Ramona California location while expanding its revenue and customer base and continuing its second license in La Mesa, CA.

In December 2022 the Company acquired all common stock shares of Wild West Industries Inc. operating a cannabis distribution and manufacturing license in San Diego (see note 3). In April 2022 the Company entered a LOI to lease another retail property in District 9 of San Diego (see note 3). In December 2022, the company Company was granted a Conditional Use Permit No. PMT-3172940 for commercial cannabis retail sales in the City of San Diego. The Company is prepared to raise additional capital with its 2023 Regulation A offering to fuel its expansion in the California market through its Jaxx Cannabis branded retail and delivery services statewide.

Note 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accounting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) as set forth in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). Unless otherwise specified, references to accounting provisions and GAAP in these notes refer to the requirements of the FASB ASC.

Basis of Combination

The combined financial statements presented herein include assets, liabilities, revenues, and expenses directly attributable to the operations of Prime Harvest Group of Companies. These combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant intracompany transactions and accounts have been eliminated. Certain prior year amounts have been reclassified for consistency with current year presentation.

Prime Harvest, INC.

Notes to the Combined Financial Statements

December 31, 2022

Note 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Significant account judgments, estimates and assumptions

The preparation of the Company’s combined financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, in addition to revenue and expenses. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Significant judgments, estimates and assumptions that have the most significant effect on the amounts recognized in the combined financial statements are described below:

●	Estimated useful lives and depreciation of property and equipment.

●	Estimate of collectability of outstanding trade receivables and other receivables.

●	Recoverability of the Company’s net deferred tax assets and any related valuation allowance.

Depreciation of property and equipment is dependent upon estimates of useful lives that are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.

Evaluations of collectability of trade receivables and other receivables is used by management to determine any necessary reserves to be established over these balances for amounts that ultimately will not be collected.

Deferred tax assets and any valuation allowance against these assets are based on management’s expectations that their assets will be utilized in future periods.

New Pronouncements

In May 2020, the SEC adopted the final rule under SEC release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses, amending Rule 1- 02(w)(2) which includes amendments to certain of its rules and forms related to the disclosure of financial information regarding acquired or disposed businesses. Among other changes, the amendments impact SEC rules relating to (1) the definition of “significant” subsidiaries, (2) requirements to provide financial statements for “significant” acquisitions, and (3) revisions to the formulation and usage of pro forma financial information. The final rule became effective on January 1, 2021; however, voluntary early adoption was permitted. The Company early adopted the provisions of the final rule in 2020. The guidance did not have a material impact on the Company’s combined financial statements and disclosures.

In February 2016, FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use (ROU) asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases and ASU 2018-11, Leases Topic 842 Target improvements, which provides an additional (and optional) transition method whereby the new lease standard is applied at the adoption date and recognized as an adjustment to retained earnings. In March 2019, the FASB issued ASU 2019-01, Leases (Topic 842) Codification Improvements, which further clarifies the determination of fair value of the underlying asset by lessors that are not manufacturers or dealers and modifies transition disclosure requirements for changes in accounting principles and other technical updates. The Company adopted the standard effective January 1, 2019 using the modified retrospective adoption method which allowed it to initially apply the new standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of accumulated deficit.

Prime Harvest, INC.

Notes to the Combined Financial Statements

December 31, 2022

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Pronouncements (continued)

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This guidance removes certain exceptions to the general principles in Topic 740 and enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as tax basis step-up in goodwill obtained in a transaction that is not a business combination, ownership changes in investments, and interim-period accounting for enacted changes in tax law. This standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2020. This guidance was effective for the Company in our fiscal year 2021, interim periods beginning on January 1, 2021 and did not have a material impact on our combined financial statements.

Cash

Cash includes all cash on hand. The Company’s cash are maintained at the Company’s offices. The Company has no cash equivalents as of December 31, 2022 and December 31, 2021, respectively.

Restricted Cash

Restricted cash consists of a non-refundable deposit paid at the inception of the lease in 2017 (see note 11). The monies will be used towards the last month’s rent or at termination of the lease to cover any other costs as defined by the lease agreement.

Inventories

Inventories are valued at the lower of cost and net realizable value. Costs related to raw materials and finished goods are determined on the first-in, first-out basis. Specific identification and average cost methods are also used primarily for certain packing materials and operating supplies. The Company determined there was no reserve for slow moving and obsolete inventory as of December 31, 2022 and December 31, 2021, respectively.

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and identifiable intangibles with finite useful lives, are periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We look for indicators of a trigger event for asset impairment and pay special attention to any adverse change in the extent or manner in which the asset is being used or in its physical condition. Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows, which is generally at a location level. Assets are reviewed using factors including, but not limited to, our future operating plans and projected cash flows. The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to the assets, compared to the carrying value of the assets. If the sum of the undiscounted future cash flows of the assets does not exceed the carrying value of the assets, full or partial impairment may exist. If the asset carrying amount exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined using an income approach, which requires discounting the estimated future cash flows associated with the asset.

Prime Harvest, INC.

Notes to the Combined Financial Statements

December 31, 2022

Note 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property and equipment are stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements are capitalized. The cost of assets retired or otherwise disposed of and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to earnings.

Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method for financial statement purposes. The estimated service lives for property and equipment is as follows:

Category	Useful Life
Property	40 years
Leasehold improvements	Lesser of 15 years or remaining term of lease
Machinery & equipment	3-6 years
Furniture & fixtures	2-10 years
Vehicles	4-5 years

Leased Assets

The Company adopted Audit Standards Update (“ASU”) 2016-02, “Leases (Topic 842)” (“ASC 842”) using the full retrospective approach, which provides a method for recording existing leases at adoption using the effective date as its date of initial application. Accordingly, the Company has recorded its leases at inception of the Company. The Company elected the package of practical expedients provided by ASC 842, which forgoes reassessment of the following upon adoption of the new standard: (1) whether contracts contain leases for any expired or existing contracts, (2) the lease classification for any expired or existing leases, and (3) initial direct costs for any existing or expired leases. In addition, the Company elected an accounting policy to exclude from the balance sheet the right-of-use assets and lease liabilities related to short-term leases, which are those leases with a lease term of twelve months or less that do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise.

The Company applies judgment in determining whether a contract contains a lease and if a lease is classified as an operating lease or a finance lease. The Company applies judgement in determining the lease term as the non-cancellable term of the lease, which may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. All relevant factors that create an economic incentive for it to exercise either the renewal or termination are considered. The Company reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew or to terminate. In adoption of ASC 842, the Company applied the practical expedient which applies hindsight in determining the lease term and assessing impairment of right-of-use assets by using its actual knowledge or current expectation as of the effective date. The Company also applies judgment in allocating the consideration in a contract between lease and non-lease components. It considers whether the Company can benefit from the right-of-use asset either on its own or together with other resources and whether the asset is highly dependent on or highly interrelated with another right of-use asset. Lessees are required to record a right of use asset and a lease liability for all leases with a term greater than twelve months. Lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected remaining lease term. The incremental borrowing rate is determined using estimates which are based on the information available at commencement date and determines the present value of lease payments if the implicit rate is unavailable.

Prime Harvest, INC.

Notes to the Combined Financial Statements

December 31, 2022

Note 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

Effective January 1, 2019 Prime Harvest, LLC. has elected to be treated as a C corporation for income tax purposes. The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense. The Company records tax positions taken or expected to be taken in a tax return based upon the amount that is more likely than not to be realized or paid, including in connection with the resolution of any related appeals or other legal processes. Accordingly, the Company recognizes liabilities for certain unrecognized tax benefits based on the amounts that are more likely than not to be settled with the relevant taxing authority. The Company recognizes interest and/or penalties related to unrecognized tax benefits as a component of income tax expense.

Revenue Recognition

Revenue from the direct sale of cannabis goods to customers is recognized when the Company transfers control of the goods to the customer at the point of sale and the customer has paid for the goods. The Company generates revenue at the point in time the goods are transferred to the customer, as the Company has a right to payment, and the customer has significant risks and rewards of such goods therefore performance obligations are satisfied.

In September 2022, the retail operation launched a loyalty incentive program. In accordance with ASC Topic, 606 Revenue from Contracts with Customers, the Company allocates a portion of the consideration received to loyalty points. This allocation is based on the relative stand-alone selling prices. The amount allocated to the loyalty program is initially recorded as a contract liability and is later recognized in revenue when the points are redeemed by the customer, or the likelihood of the customer redeeming the loyalty points becomes remote. The Company’s experience is that a portion of the loyalty points will expire without being used. The Company recognizes revenue from expected breakage in proportion to the points redeemed and trues-up this estimate when points expire. The Group has assessed it is highly improbable a significant reversal of revenue will arise if actual experience differs from expectations and therefore no further revenue constraint is needed. As of December 31, 2022 the loyalty program has an outstanding liability of $21,696.

Prime Harvest, INC.

Notes to the Combined Financial Statements

December 31, 2022

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Sales and Excise Tax

Sales and excise taxes remitted to tax authorities are government-imposed sales and excise taxes on cannabis goods and related products sold. Sales and excise taxes are not included in the Company’s revenues shown in the combined statements of operations. Sales and excise taxes are recognized as a current liability within taxes payable on the accompanying combined balance sheets, with the liability subsequently reduced when the taxes are remitted to the tax authority.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments included in current assets and current liabilities (such as cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of such instruments.

The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority, are described below:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Acquisitions

In accordance with ASC Topic, 805, Business Combinations, or Topic 805, and ASU 2017-01, Clarifying the Definition of a Business, or ASU 2017-01, the Company determines whether a transaction is a business combination, which requires that assets acquired and liabilities assumed constitute a business. If the assets acquired and liabilities assumed are not a business, the Company accounts for the transaction as an asset acquisition. Under both methods, the Company recognizes identifiable assets acquired and liabilities assumed; however, for a transaction accounted for as an asset acquisition, the Company allocates the purchase price to the identifiable assets acquired and liabilities assumed based on their relative fair values. The Company immediately expenses acquisition related expenses associated with a business combination and capitalizes acquisition related expenses directly associated with an asset acquisition. See Note 3, Asset Acquisition and Disposition Activities, for further discussion.

Going Concern

The combined financial statements as of and for the year ended December 31, 2022 have been prepared assuming that the Company will continue as a going concern. The Company has experienced recurring losses from operations and has a working capital deficit of $1,341,041 and a deficit of $525,475 as of December 31, 2022, and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Ultimately, the Company plans to achieve profitable operations through the increase in revenue base and successfully growing its operations organically or through acquisitions. The combined financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3: ASSET ACQUISITION AND DISPOSITION ACTIVITIES

Wild West Purchase

On December 1, 2022, the Company acquired all of the shares of common stock in Wild West Industries, Inc. (“WWI”) from a private seller (the “Seller”) including all of the furniture, fixtures and other tangible assets for a purchase price of $330,000 (the “Acquisition”). The funds are to be paid in six equal installments of $55,000 due every four months beginning four months after the close of the transaction or March 31, 2023. As part of the Acquisition, the Company agreed to occupy and assume a leased property located at 7740 Formula Place (the “Formula lease”). The Company agreed to pay $20,000 per month for the duration of the lease or through January 31, 2025 with annual incremental increases as articulated in the preexisting lease. The Company agreed to use best efforts to renegotiate the lease to substitute itself as the guarantor however as part of the Acquisition, the Seller agreed to pay $6,133 in rent plus and amount equal to $2,700 in expenses directly to the lessor through the end of the initial lease term.

Prime Harvest, INC.

Notes to the Combined Financial Statements

December 31, 2022

NOTE 3: ASSET ACQUISITION AND DISPOSITION ACTIVITIES (CONTINUED)

Wild West Purchase (continued)

GAAP defines the acquirer in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquiree achieves control. The Company acquired all of the outstanding shares of WWI and is therefore deemed to have control over all of the assets.

GAAP requires an acquiree to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest or other elements at the acquisition date be measured at their fair values as of that date. This includes revaluation of any leases assumed under ASC 842. The following table summarizes the consideration paid for WWI and the relative fair value of the assets acquired and liabilities assumed at the acquisition date:

December 1, 2022
Consideration:
Cash	$330,000
Fair Value of total consideration transferred	$330,000

Recognized amounts of identifiable assets acquired and liabilities assumed:
Right of use asset building	$514,731
Right of use asset forklift	23,921
Production equipment (net)	25,331
Office equipment (net)	1,833
Leasehold improvements (net)	22,963
Security deposits	37,968
Right of use liability building	(514,731)
Right of use liability forklift	(23,921)
Investment in Wild West Inc license	241,905
Total identifiable net assets	$330,000

District 9

On April 13, 2022, the Company entered into an LOI with Gateway SMP, LLC to lease another retail property in San Diego, California. As a condition of the LOI, monthly rent payments of $28,000 were paid to Gateway SMP, LLC for April through December; however, a lease would not be formally executed until the conditional use Permit (CUP) was issued by the City to the property. As of December 31, 2022, the CUP was not yet issued, thus lease has not been established. In addition to the rent payments, other entitlement costs were incurred towards the project, including traffic and market studies and permitting fees to the City of San Diego. The total investment in District 9 was $271,589 and is included in Other assets as of December 31, 2022.

Prime Harvest, INC.
Notes to the Combined Financial Statements
December 31, 2022

NOTE 4: INVENTORY

The following table shows the breakout of inventory:

	December 31,	December 31,
	2022	2021
Finished goods	$82,492	$109,601
Less: allowance for obsolescence	-	-
Total inventory	$82,492	$109,601

NOTE 5: LEASES

As a result of the adoption of ASC 842 the Company has changed its accounting policy for leases. The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and accrued obligations under operating lease (current and non-current) liabilities in the consolidated and combined balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are classified as a finance lease or an operating lease. A finance lease is a lease in which 1) ownership of the property transfers to the lessee by the end of the lease term; 2) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise; 3) the lease is for a major part of the remaining economic life of the underlying asset; 4) The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already included in the lease payments equals or exceeds substantially all of the fair value; or 5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. The Company classifies a lease as an operating lease when it does not meet any one of these criteria.

ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Most operating leases contain renewal options that provide for rent increases based on prevailing market conditions. The Company has lease extension terms at its properties that have either been extended or are likely to be extended. The terms used to calculate the ROU assets for these properties include the renewal options that the Company is reasonably certain to exercise.

The Company leases land, buildings, equipment and other capital assets which it plans to use for corporate purposes and the production and sale of cannabis products. Leases with an initial term of 12 months or less are not recorded on the consolidated and combined balance sheets and are expensed in the consolidated and combined statements of operations on the straight-line basis over the lease term.

Prime Harvest, INC.
Notes to the Combined Financial Statements
December 31, 2022

NOTE 5: LEASES (CONTINUED)

The below are the details of the lease cost and other disclosures regarding the Company’s leases:

Olive Tree Lease

	December 31,	December 31,
	2022	2021
Operating lease cost	$75,000	$180,000

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow from operating leases	$(74,257)	$(170,841)

Weighted-average remaining lease term (years) - Operating leases	0	0.42
Weighted-average discount rate - Operating leases		6%

Wild West Facility lease

December 31,
2022
Operating lease cost	$20,000

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow from operating leases	$(18,599)

Weighted-average remaining lease term (years) - Operating leases	2
Weighted-average discount rate - Operating leases	6%

Wild West Forklift lease

December 31,
2022
Operating lease cost	$581

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow from operating leases	$(464)

Weighted-average remaining lease term (years) - Operating leases	3.67
Weighted-average discount rate - Operating leases	6%

Prime Harvest, INC.
Notes to the Combined Financial Statements
December 31, 2022

NOTE 5: LEASES (CONTINUED)

The discount rate used to determine the commencement date present value of lease payments is the interest rate implicit in the lease, or when that is not readily determinable, the Company utilizes its secured borrowing rate. ROU assets include any lease payments required to be made prior to commencement and exclude lease incentives. Both ROU assets and lease liabilities exclude variable payments not based on an index or rate, which are treated as period costs. The Company’s lease agreements do not contain significant residual value guarantees, restrictions or covenants. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

Operating Lease Liabilities and Right of Use Assets

The Company leased a business facility from a third party under non-cancellable operating lease agreement that specified minimum rentals (“Olive Tree Lease”). The operating lease required monthly payments of $15,000 and expired in May 2022. The Company continued to occupy the same space and continued to pay the same rent on a month-to month basis. On January 1, 2023, the Company’s signed a new 5 year lease under similar terms.

As mentioned in Note 3, the Company completed a business acquisition which was accounted for as an acquisition of assets in December of 2022. Included in the assets acquired was the assumption of the remaining term of an existing facility lease as well as the lease of a piece of equipment both of which contained terms that extended beyond 12 months. In accordance with ASC 842 and 805, the leases were revalued at the date of the acquisition as if they were new leases. These amounts are reflected as ROU assets and Liabilities on the Company’s balance sheet as of December 31, 2022.

Note 6: DETAILS OF Current and Certain Other Assets

Other assets on the balance sheet are comprised of the following:

	December 31,	December 31,
	2022	2021
Other assets:
Deposits on La Mesa Commercial	$372,556	$372,556
Investment in district 9	271,589	-
Libertas Premium	90,059	-
Libertas loan origination fee	2,176	-
Premium on related party note	38,400	-
Wild West License Investment	245,907	-
Prepaid License Fees	60,000	60,000
Security Deposit	42,387	15,000
Licenses	44,105	34,893
Due from Affiliate	2,200	2,200
Trademark	399	399
Total other assets	$1,169,778	$485,048

Prime Harvest, INC.
Notes to the Combined Financial Statements
December 31, 2022

Note 7: PROPERTY AND EQUIPMENT

Property and equipment consists of:

	December 31,	December 31,
	2022	2021

Leasehold improvements	$61,604	$35,641
Machinery & equipment	35,533	10,202
Furniture & fixtures	19,977	18,144
Vehicles	58,890	58,890

Property and equipment at cost	176,004	122,877
Accumulated depreciation	(76,342)	(64,926)

Property and equipment, net	$99,662	$57,951

Depreciation expense	$11,416	$13,766

Depreciation expense for property and equipment for the years ended December 31, 2022 and 2021 was $11,416 and $13,766, respectively.

Note 8: current liabilities

Current liabilities consist of the following items:

	December 31,	December 31,
	2022	2021

Accounts payable
Trade accounts payable	$1,573,895	$617,938
Federal and State taxes payable	-	326,698
Other current liabilities
Lease payable	81,500	81,500
Sales & excise tax payable	70,953	81,684
Payroll accrual (incl tax)	119,664	130,582
Excise tax payable	7,084	1,923
Accrued loyaty payable	21,695	-
Operating lease liability	520,662	74,258
Related party loan	271,000	227,000
Current portion of long-term debt	635,499	-
Vehicle loan	-	3,472
Total current liabilities	$3,301,952	$1,545,055

Prime Harvest, INC.
Notes to the Combined Financial Statements
December 31, 2022

NOTE 9: MEMBERS’ EQUITY

The Company was initially capitalized through private investment as well as the transfer of funds from 1113131 B.C. LTD as described in Note 1 and further in Note 8. As of December 31, 2022 and December 31, 2021, the Company was still closely held.

Note 10: Debt

Vehicle loans

In October 2020, the Company purchased a car for the Company and financed it for a total loan commitment of $18,524 (including interest of 3.390%). Monthly payments of $281 were made starting January 20, 2021. The combined payments due withing 12 months of $0 and $3,368 have been classified as current and included in current liabilities together with the remaining payments due on the prior vehicle loan of $0 and $104 as of December 31, 2022 and December 31, 2021, respectively. All of this debt was paid off in the first six months of 2022 and there was therefore no long-term debt at December 31, 2022.

Libertas Loan

On September 9, 2022, the Company entered into an agreement with Libertas Funding LLC in order to sell a specified amount of future receipts of $423,000 for an amount of $300,000. The Company received $297,000 and booked a loan origination fee of $3,000. The term of the loan is 12 months and is to be paid weekly from cash receipts in the amount for $8,392.90. The Company is amortizing both the loan origination fee and the premium paid over the term of loan. There was $92,235 included in other assets at December 31, 2022 related to this transaction. $305,499 was outstanding and included as short term debt as of December 31, 2022. $33,765 was amortized into interest expense for the year ended December 31, 2022.

Related party loans

On October 26, 2021, the Company entered into a loan agreement with a related party. The principal on the loan was $200,000. The loan bears interest at 6%. The terms of the loan state that it is to be paid from the proceeds of either the Company’s planned Private Placement or Regulation A offerings. In the event that funds are not raised through either the Company’s Private Placement or Regulation A offerings by December 31, 2022, the capital will be paid back from Ramona Dispensary sales at a 12% flat fee over 24 months or $10,333 per months for a total of $248,000 starting January 1, 2023. In addition, the Company granted the Lender a six month option to convert the amount into shares of stock being offered in it’s Private Placement Offering at $1 per share at a 20% discount resulting in a price of $0.80 per share or 250,000 shares. In 2022, the loan was modified and it was agreed that a total balance of $248,000 would be paid. Beginning in the forth quarter of 2022, the parties agreed that the Company would pay $55,000 per quarter until this debt was satisfied. There was $38,400 included in other assts at December 31, 2022 related to this transaction. $193,000 was outstanding and included as short term debt as of December 31, 2022. $9,600 was amortized into interest expense for the year ended December 31,2022. In addition, as of December 31, 2022, the option expired unexercised.

On June 14, 2022, the Company entered into another loan agreement with a different related party. The principal on the loan was $50,000. The loan is non-interest bearing but in the event that funds are not raised through the Company’s planned Private Placement or Regulation A offerings by December 31, 2022, the capital will be paid back from Ramona Dispensary sales at a 12% flat fee over 6 months or $9,333.333 per month for a total $56,000 starting January 1, 2023. The parties have agreed to allow the debt to continue to accrue interest up to the $56,000 with payments to be made when the Private Placement or Regulation A funding is complete. The entire principal and $3,000 of amortization on the 12% fee, were accrued and outstanding at December 31, 2022.

Prime Harvest, INC.
Notes to the Combined Financial Statements
December 31, 2022

Note 11: Income Taxes

As the Company operates in the legal cannabis industry, the Company is subject to the limits of IRC Section 280E for U.S. federal income tax purposes under which the Company is only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable under IRC Section 280E. However, the State of California does not conform to IRC Section 280E and, accordingly, the Company deducts all operating expenses on its California Franchise Tax Returns.

On December 22, 2017, the U.S. enacted the “Tax Cuts and Jobs Act” (“Tax Act”), which lowered the U.S. statutory tax rate from 35% to 21% effective January 1, 2018. The Company recognized the income tax effects of the Tax Act in its combined financial statements. These effects did not materially impact the Company’s accounting for income tax as of and for the period ended June 30, 2022 and year ended December 31, 2021.

The income tax provision consisted of the following:

	December 31, 2022	December 31, 2021

December 31,
Current
Federal	$429,210	$325,098
State	1,600	1,600
Total current	430,810	326,698

Deferred tax expense
Federal	-	-
State	-	-
Total deferred tax expense	-	-

Income tax expense	$430,810	$326,698

Prime Harvest, INC.
Notes to the Combined Financial Statements
December 31, 2022

Note 11: Income Taxes (CONTINUED)

The principal items accounting for the differences in income taxes computed at the US statutory rate (21%) and the effective income tax rate for continuing operations comprise the following:

	December 31, 2022	December 31, 2021

Taxes computed at statutory rate	$19,452	$36,645
State taxes	1,600	1,600
Federal taxes	-	-
Non deductible expenses	427,060	280,564
Other	21,602	7,889

Income tax provisions	$430,810	$326,698

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

	December 31, 2022	December 31, 2021
Deferred tax assets:
Accrued expense and other
Capital loss	397,125	315,574
Net operating losses	240,562	305,907

Total deferred tax assets	$637,688	$621,481

Deferred tax liability:
Depreciation	(51,637)	(22,607)

Total deferred tax liability	$(51,637)	$(22,607)

Valuation Allowance	$(637,688)	$(621,481)

Net deferred tax asset/liability	$-	$-

The net change in the valuation allowance for 2022 and 2021 was (16,207) and ($6,888). In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company is not recognizing its deferred tax asset balances as of December 31, 2022 and December 31, 2021.

Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership of the Company, as defined by Internal Revenue Code Section 382 (Section 382). A formal section 382 study has not been completed by the company yet. The Company has net operating loss carryforwards for federal and state income tax purposes of approximately $36,666 and $49,410 respectively, as of December 31, 2022 and 2021; the tax impact of the loss carryforwards on the current year will be assessed annually. Per TCJA of 2017, the federal net operating loss (NOL) carryforwards generated in 2018 and future years can be carried forward indefinitely. There are no federal NOL carryforwards generated in 2017 and prior years. The state net operating loss carryforwards, if not utilized, will expire beginning in 2038.

Prime Harvest, INC.
Notes to the Combined Financial Statements
December 31, 2022

NOTE 11: INCOME TAXES (CONTINUED)

As of December 31, 2022, and December 31, 2021, the income tax provisions of $203,395 and $326,698 within the combined statements of operations included no other tax expense. The Company applies the provisions of ASC 740 related to accounting for uncertain tax positions, which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Under this provision, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. Tax benefits of an uncertain tax position will not be recognized if it has less than a 50% likelihood of being sustained based on technical merits. As of December 31, 2022 and December 31, 2021, there are no unrecognized tax benefits and the Company does not anticipate any material change in the total amount of unrecognized tax benefits to occur within the next twelve months. ASC 740 requires the Company to accrue interest an penalties where there is an underpayment of taxes based on the Company’s best estimate of the amount ultimately to be paid. The Company’s policy is to recognize interest accrued related to unrecognized tax benefits and penalties as income tax expense. The Company has not recorded any interest or penalties as the liability associated with the unrecognized tax benefits is immaterial.

The State of California enacted A.B. 85, a tax provision that suspends the use of net operating loss carryforwards (“NOLs”) entirely for taxpayers with net business income of $1 million or more and limits the use of certain business tax credits to $5 million total for 2020, 2021, and 2022. The Company has no suspended NOLs as of December 31, 2022.

As the Company operates in the legal cannabis industry, the Company is subject to the limits of IRC Section 280E. The Company has accrued approximately $203,395 and $325,098 for its federal tax liability as of December 31, 2022 and December 31, 2021, respectively.

The Company is subject to examination for its US federal and California jurisdictions for each year in which a tax return was filed.

note 12: Commitments and Contingencies

Contingencies

The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations. While management of the Company believes that the Company is in compliance with applicable local and state regulation as of December 31, 2022 and December 31, 2021, respectively.

Cannabis regulations continue to evolve and are subject to differing interpretations. As a result, the Company may be subject to regulatory fines, penalties or restrictions in the future.

Prime Harvest, INC.
Notes to the Combined Financial Statements
December 31, 2022

NOTE 12: COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2022 and December 31, 2021 respectively, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

note 13: RELATED PARTIES

On March 29, 2017 1113131 B.C. LTD was incorporated under the Business Corporations Act in Province of British Columbia, Canada. This entity was formed with the intent of acquiring the assets and assuming the liabilities of Prime Harvest, INC. (per IFRS definition) on or before December 31, 2017. On August 10, 2018 Eulenthius Alexander consented in writing to act as the Chief Operating Officer of 1113131 B.C. LTD. As of June 30, 2022 Eulenthius Alexander continues to serve in this position.

In 2021 and 2022 two amounts were borrowed from related parties, see Note 10: Debt for a description of these loans.

note 14: SUBSEQUENT EVENTS

In January 2023, the Regulation A Offering Statement was qualified by the Securities and Exchange Commission. The filing includes and aggregate offering price of $42,000,000 for 10,000,000 securities priced at $4.20 (USD).. Subsequent to the Qualification of this filing, management is attempting to attract investors that are already involved in the cannabis industry with the purpose of potentially creating synergies and vertical integration opportunities. The intent is to offer a reduced share price for these investors if they are procured and depending on the partnership terms that can be negotiated.

Management has evaluated subsequent events, as defined by ASC 855, Subsequent Events, through May 25, 2023 (the date that the financial statements were available to be issued) and concluded that no subsequent events have occurred that would require further recognition in the financial statements.

Prime Harvest, Inc.

Combined Financial Statements

As of and for the years ended December 31, 2021 & 2020

To the Board of Directors and Shareholders of Prime Harvest, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Prime Harvest Group of Companies as of December 31, 2021 and 2020, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes collectively referred to as the financial statements. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

We have served as the Company’s auditor since 2018.

Los Angeles, California

June 9, 2022

Prime Harvest, Inc.

Combined Balance Sheets
As of December 31,

	2021	2020
ASSETS
Current assets
Cash on hand	$256,751	$69,846
Restricted Cash	17,500	17,500
Prepaid Expenses	23,197	11,358
Operating lease right-of-use Asset, Net	74,258	-
Inventories	109,601	89,759
Total current assets	481,307	188,463
Property and equipment - net	57,951	71,717
Other assets	485,048	470,988
TOTAL ASSETS	$1,024,306	$731,168

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable	$944,636	$758,599
Other current liabilities	295,689	162,153
Operating lease liability	74,258	-
Related party loan	227,000	25,000
Current portion of long-term debt	3,472	6,298
Total current liabilities	1,545,055	952,050
Long-term debt - net	4,560	15,156
Total liabilities	1,549,615	967,206
Members’ equity	(525,309)	(236,038)
Total liabilities and members’ equity	$1,024,306	$731,168

See Accompanying Notes to the Combined Financial Statements

Prime Harvest, Inc.

Combined Statements of Operations
For the Years Ended December 31,

	2021	2020
Net revenue	$2,806,909	$2,389,476
Cost of goods sold	1,250,187	1,120,448
Gross profit	1,556,722	1,269,028
Expenses
General and administrative	440,125	599,291
Advertising and marketing	216,617	254,360
Rent or lease expense	168,179	180,124
Licenses and permits	49,952	49,817
Depreciation	13,766	14,545
Payroll	389,996	287,003
Security services	91,024	78,421
Total expenses	1,369,659	1,463,561
Operating Income (loss)	187,063	(194,533)
Interest expense	11,334	2,829
Income (loss) before provision for income taxes	175,729	(197,362)
Provision for income taxes	326,698	268,096
Net Loss	$(150,969)	$(465,458)

See Accompanying Notes to the Combined Financial Statements

Prime Harvest, Inc.

Combined Statements Changes in Members’ Equity
For the Years Ended December 31, 2021 and 2020

Balance December 31, 2019	$282,421
Net Loss	(465,458)
Member distributions	(59,000)
Member contributions	5,999
Balance December 31, 2020	$(236,038)
Net Loss	(150,969)
Member distributions	(138,302)
Member contributions	-
Balance December 31, 2021	$(525,309)

See Accompanying Notes to the Combined Financial Statements

Prime Harvest, Inc.

Combined Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

	2021	2020
Cash flow from operating activities
Net Loss	$(150,969)	$(465,458)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,766	14,545
Amortization	49,900	-
Non-cash operating lease costs	74,258	-

Net changes in operating assets and liabilities
Prepaid assets	(11,839)	(11,358)
Inventory	(19,843)	(25,975)
Other assets	(63,960)	(20,833)
Accounts payable	388,038	431,482
Accrued liabilities	133,536	83,663
Cash payment -operating lease liability	(74,258)	-
Net cash provided (used) by operating activities	338,629	6,066
Cash flow from investing activities
Purchase of property and equipment	-	(34,507)
Net investment in La Mesa	-	(34,253)
Net cash provided (used) by investing activities	-	(68,760)
Cash flow from financing activities
Proceeds from loans payable	-	18,524
Payments of loans payable	(13,422)	(5,365)
Member contributions	-	5,999
Member distributions	(138,302)	(59,000)
Net cash provided by financing activities	(151,724)	(39,842)
Change in cash	186,905	(102,536)
Cash-beginning of year	87,346	189,882
Cash-end of year	$274,251	$87,346
Supplemental Disclosure of Cash Flow Information Cash paid during the year for interest	$-	$2,829
Cash paid during the year for income taxes	$-	$-

See Accompanying Notes to the Combined Financial Statements

Prime Harvest, Inc.

Notes to the Combined Financial Statements

December 31, 2021

NOTE 1: THE COMPANY

Prime Harvest, LLC (the “Company”) was formed on May 31, 2016 in the state of Nevada. The Company is engaged in the sourcing, processing, and distribution of high-quality cannabis and its headquarters are located in Ramona, California. The Company was established to become a leading vertically integrated cannabis company, through optimizing assets and intellectual property along the supply chain.

In March, 2017 1113131 B.C. LTD was incorporated under the Business Corporations Act in Province of British Columbia, Canada. This entity was formed with the intent of acquiring the assets and assuming the liabilities of Prime Harvest, INC. (per IFRS definition) on or before December 31, 2017.

From April 2017 to December 2017, 1113131 B.C. LTD issued 5,420,210 common shares for gross proceeds of $1,819,836 CAN through several private placements. On December 31, 2017, the Company issued 2,525,000 unrestricted common shares at a total fair value of $808,000 CAN and 12,000,000 restricted common shares at a total fair value of $3,840,000 CAN to acquire Prime Harvest. Of the capital raised by 1113131 B.C. LTD, certain amounts were transferred to Prime Harvest, Inc. to cover real estate acquisitions and operating expenses (see note 8). In 2018, the Company applied for a medical cannabis retail license with the City of La Mesa, California and invested approximately $100,000 into a property on Commercial Street, California. Due to lack of funding the option to purchase this location expired in 2019 but the Company’s application for a cannabis retail dispensary license in the City of La Mesa, California received final approval and the Company was granted a Conditional Use Permit (City of La Mesa CUP #317-85).

In 2018 and leading into 2019, the capital markets had shifted and essentially shut down the window on newer companies in the space, thus leaving 1113131 to reorganize so that it could move forward (see note 9).

2019 was a transition period for the Company. In 2020, the Company completed its transformation to a U.S. corporate entity. In 2020, the Canadian entity 1113131 successfully converted to Prime Harvest Inc., a U.S company which continues to operate its original Ramona California location, expanding its revenue and customer base, continue its second license for a cannabis dispensary in La Mesa CA while solidifying ongoing relationships suppliers and distributors and operating in the most heavily regulated environment in the state of California. The Company is now prepared to raise additional capital to fuel its expansion in the California market through it’s JAXX CANNABIS branded retail and delivery services statewide.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accounting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) as set forth in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). Unless otherwise specified, references to accounting provisions and GAAP in these notes refer to the requirements of the FASB ASC.

Prime Harvest, Inc.

Notes to the Combined Financial Statements

December 31, 2021

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basis of Combination

The combined financial statements presented herein include assets, liabilities, revenues, and expenses directly attributable to the operations of Prime Harvest Group of Companies. These combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant intracompany transactions and accounts have been eliminated. Certain prior year amounts have been reclassified for consistency with current year presentation.

Significant account judgments, estimates and assumptions

The preparation of the Company’s combined financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, in addition to revenue and expenses. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Significant judgments, estimates and assumptions that have the most significant effect on the amounts recognized in the combined financial statements are described below:

●	Estimated useful lives and depreciation of property and equipment.

●	Estimate of collectability of outstanding trade receivables and other receivables.

●	Recoverability of the Company’s net deferred tax assets and any related valuation allowance.

Depreciation of property and equipment is dependent upon estimates of useful lives that are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.

Evaluations of collectability of trade receivables and other receivables is used by management to determine any necessary reserves to be established over these balances for amounts that ultimately will not be collected.

Deferred tax assets and any valuation allowance against these assets are based on management’s expectations that their assets will be utilized in future periods.

New Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09 Revenue from Contracts with Customers. The new guidance outlines a comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The core principle of the new guidance is that companies are to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance also includes a cohesive set of disclosure requirements intended to provide users of financial statements with comprehensive information about revenue arising from contracts with customers. This new guidance was effective for the Company in 2019, however, in May 2020, the FASB voted to defer the effective date by one year for private companies due to COVID-19. The Company adopted ASU No. 2014-09 On January 1, 2018.

Prime Harvest, Inc.

Notes to the Combined Financial Statements

December 31, 2021

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Pronouncements (continued)

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes. ASU No. 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. This guidance is effective for the period beginning January 1, 2018. The Company early adopted the provisions of ASU No. 2015-17 during the 2018 year.

In February 2016, the FASB issued ASU No. 2016-02 Leases (Topic 842). The new standard requires lessees to record the assets and liabilities arising from all leases in the statement of financial position. Under this new guidance, lessees will recognize a liability for lease payments and a right-of-use asset. When measuring assets and liabilities, a lessee should include amounts related to option terms, such as the option of extending or terminating the lease or purchasing the underlying asset, that are reasonably certain to be exercised. For leases with a term of 12 months or less, lessees are permitted to make an accounting policy election to not recognize lease assets and liabilities. For operating leases, a lessee will recognize a single lease cost on a straight-line basis and classify all cash payments within operating activities in the statement of cash flows. ASC 842 is effective for private companies for fiscal years beginning after December 15, 2021. The Company therefore adopted ASC 842 in 2021. The Company did not record any impact to shareholders’ equity (deficit) upon transition.

Cash

Cash includes all cash on hand. The Company’s cash are maintained at the Company’s offices. The Company has no cash equivalents as of December 31, 2021 or 2020, respectively.

Restricted Cash

Restricted cash consists of a non-refundable deposit paid at the inception of the lease in 2017 (see note 11). The monies will be used towards the last month’s rent or at termination of the lease to cover any other costs as defined by the lease agreement.

Inventories

Inventories are valued at the lower of cost and net realizable value. Costs related to raw materials and finished goods are determined on the first-in, first-out basis. Specific identification and average cost methods are also used primarily for certain packing materials and operating supplies. The Company determined there was no reserve for slow moving and obsolete inventory as of December 31, 2021 and 2020, respectively.

Prime Harvest, Inc.

Notes to the Combined Financial Statements

December 31, 2021

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

Property and equipment are stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements are capitalized. The cost of assets retired or otherwise disposed of and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to earnings.

Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method for financial statement purposes. The estimated service lives for property and equipment are as follows:

Category	Use ful Life
Property	40 years
Leasehold improvements	Lesser of 15 years or remaining term of lease
Machinery & equipment	3-6 years
Furniture & fixtures	2-10 years
Vehicles	4-5 years

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and identifiable intangibles with finite useful lives, are periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We look for indicators of a trigger event for asset impairment and pay special attention to any adverse change in the extent or manner in which the asset is being used or in its physical condition. Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows, which is generally at a location level. Assets are reviewed using factors including, but not limited to, our future operating plans and projected cash flows. The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to the assets, compared to the carrying value of the assets. If the sum of the undiscounted future cash flows of the assets does not exceed the carrying value of the assets, full or partial impairment may exist. If the asset carrying amount exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined using an income approach, which requires discounting the estimated future cash flows associated with the asset.

Leased Assets

The Company adopted Audit Standards Update (“ASU”) 2016-02, “Leases (Topic 842)” (“ASC 842”) using the full retrospective approach, which provides a method for recording existing leases at adoption using the effective date as its date of initial application. Accordingly, the Company has recorded its leases at inception of the Company. The Company elected the package of practical expedients provided by ASC 842, which forgoes reassessment of the following upon adoption of the new standard: (1) whether contracts contain leases for any expired or existing contracts, (2) the lease classification for any expired or existing leases, and (3) initial direct costs for any existing or expired leases. In addition, the Company elected an accounting policy to exclude from the balance sheet the right-of-use assets and lease liabilities related to short-term leases, which are those leases with a lease term of twelve months or less that do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise.

Prime Harvest, Inc.

Notes to the Combined Financial Statements

December 31, 2021

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Leased Assets (continued)

The Company applies judgment in determining whether a contract contains a lease and if a lease is classified as an operating lease or a finance lease. The Company applies judgement in determining the lease term as the non-cancellable term of the lease, which may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. All relevant factors that create an economic incentive for it to exercise either the renewal or termination are considered. The Company reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew or to terminate. In adoption of ASC 842, the Company applied the practical expedient which applies hindsight in determining the lease term and assessing impairment of right-of-use assets by using its actual knowledge or current expectation as of the effective date. The Company also applies judgment in allocating the consideration in a contract between lease and non-lease components. It considers whether the Company can benefit from the right-of-use asset either on its own or together with other resources and whether the asset is highly dependent on or highly interrelated with another right of-use asset. Lessees are required to record a right of use asset and a lease liability for all leases with a term greater than twelve months. Lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected remaining lease term. The incremental borrowing rate is determined using estimates which are based on the information available at commencement date and determines the present value of lease payments if the implicit rate is unavailable.

Income Taxes

Effective January 1, 2019, Prime Harvest, LLC has elected to be treated as a C corporation for income tax purposes. The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense. The Company records tax positions taken or expected to be taken in a tax return based upon the amount that is more likely than not to be realized or paid, including in connection with the resolution of any related appeals or other legal processes. Accordingly, the Company recognizes liabilities for certain unrecognized tax benefits based on the amounts that are more likely than not to be settled with the relevant taxing authority. The Company recognizes interest and/or penalties related to unrecognized tax benefits as a component of income tax expense.

Prime Harvest, Inc.

Notes to the Combined Financial Statements

December 31, 2021

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

Revenue from the direct sale of cannabis goods to customers is recognized when the Company transfers control of the goods to the customer at the point of sale and the customer has paid for the goods. The Company generates revenue at the point in time the goods are transferred to the customer, as the Company has a right to payment, and the customer has significant risks and rewards of such goods therefore performance obligations are satisfied.

Sales and Excise Tax

Sales and excise taxes remitted to tax authorities are government-imposed sales and excise taxes on cannabis goods and related products sold. Sales and excise taxes are not included in the Company’s revenues shown in the combined statements of operations. Sales and excise taxes are recognized as a current liability within taxes payable on the accompanying combined balance sheets, with the liability subsequently reduced when the taxes are remitted to the tax authority.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments included in current assets and current liabilities (such as cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of such instruments.

The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority, are described below:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

NOTE 3: INVENTORY

Inventory was comprised of the following items:

As of December 31,	2021	2020
Finished goods	$109,601	$89,759
Less: allowance for obsolescence	-	-
Total inventory	$109,601	$89,759

Prime Harvest, Inc.

Notes to the Combined Financial Statements

December 31, 2021

NOTE 4: LEASES

As a result of the adoption of ASC 842 the Company has changed its accounting policy for leases. The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and accrued obligations under operating lease (current and non-current) liabilities in the consolidated and combined balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are classified as a finance lease or an operating lease. A finance lease is a lease in which 1) ownership of the property transfers to the lessee by the end of the lease term; 2) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise; 3) the lease is for a major part of the remaining economic life of the underlying asset; 4) The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already included in the lease payments equals or exceeds substantially all of the fair value; or 5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. The Company classifies a lease as an operating lease when it does not meet any one of these criteria.

ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Most operating leases contain renewal options that provide for rent increases based on prevailing market conditions. The Company has lease extension terms at its properties that have either been extended or are likely to be extended. The terms used to calculate the ROU assets for these properties include the renewal options that the Company is reasonably certain to exercise.

The Company leases land, buildings, equipment and other capital assets which it plans to use for corporate purposes and the production and sale of cannabis products. Leases with an initial term of 12 months or less are not recorded on the consolidated and combined balance sheets and are expensed in the consolidated and combined statements of operations on the straight-line basis over the lease term.

The below are the details of the lease cost and other disclosures regarding the Company’s leases:

As of December 31,	2021	2020
Operating lease cost	$74,257	$-

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow from operating leases	$(74,257)	-
Weighted-average remaining lease term (years) - Operating leases	0.42
Weighted-average discount rate - Operating leases	6%

Prime Harvest, Inc.

Notes to the Combined Financial Statements
December 31, 2021

NOTE 4: LEASES (CONTINUED)

The discount rate used to determine the commencement date present value of lease payments is the interest rate implicit in the lease, or when that is not readily determinable, the Company utilizes its secured borrowing rate. ROU assets include any lease payments required to be made prior to commencement and exclude lease incentives. Both ROU assets and lease liabilities exclude variable payments not based on an index or rate, which are treated as period costs. The Company’s lease agreements do not contain significant residual value guarantees, restrictions or covenants. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

Operating Lease Liabilities and Right of Use Assets

The Company leases a business facility from a third party under non-cancellable operating lease agreement that specify minimum rentals. The operating lease requires monthly payments of $15,000 and expire through May 2022.

Future minimum operating lease payments under non-cancelable operating leases are $75,000 in 2022. All of this is current.

NOTE 5: DETAILS OF CURRENT AND CERTAIN OTHER ASSETS

Current Assets and Other Assets consist of the following: items:

As of December 31,	2021	2020
Other assets:
Deposits on La Mesa Commercial	$372,556	$372,556
Prepaid License Fees	60,000	60,000
Security Deposit	15,000	15,000
Licenses	34,893	$20,833
Due from Affiliatte	2,200	2,200
Trademark	399	399
Total other assets	$485,048	$470,988

Prime Harvest, Inc.

Notes to the Combined Financial Statements

December 31, 2021

NOTE 6: PROPERTY AND EQUIPMENT

Major Categories of property and equipment are summarized as follows:

As of December 31,	2021	2020
Leasehold improvements	$35,641	$35,641
Machinery & equipment	10,202	10,202
Furniture & fixtures	18,144	18,144
Vehicles	58,890	58,890
Property and equipment at cost	122,877	122,877
Accumulated depreciation	(64,926)	(51,160)
Property and equipment, net	$57,951	$71,717
Depreciation expense	$13,766	$14,545

Depreciation expense for property and equipment for the years ended December 31, 2021, and 2020 were $13,766 and $14,545 respectively.

NOTE 7: CURRENT LIABILITIES

Current liabilities consist of the following items:

As of December 31,	2021	2020
Accounts payable
Trade accounts payable	$617,938	$490,503
Federal and State taxes payable	326,698	268,096
Other current liabilities
Lease payable	81,500	81,500
Sales tax payable	81,684	73,152
Payroll accrual (incl tax)	130,582	7,501
Excise tax payable	1,923
Operating lease liability	74,258
Related party loan	227,000	25,000
Current portion of long-term debt
Vehicle loan	3,472	6,298
Total current liabilities	$1,545,055	$952,050

Prime Harvest, Inc.

Notes to the Combined Financial Statements
December 31, 2021

NOTE 8: MEMBERS’ EQUITY

The Company was initially capitalized through private investment as well as the transfer of funds from 1113131 B.C. LTD as described in Note 1 and further in Note 8. As of December 31, 2021, and 2020, the Company was still closely held.

NOTE 9: DEBT

Vehicle loans

In October 2020, the Company purchased a car for the Company and financed it for a total loan commitment of $18,524 (including interest of 3.390%). Monthly Payments of $281 were made starting January 20, 2021. The combined payments due within 12 months of $3,368 have been classified as current and included in current liabilities as of December 31, 2021. Also included as current are the remaining payments due on the prior vehicle loan of $104.

Long term Debt is comprised of the following:

As of December 31,	2021	2020
Vehicle loans	4,560	15,156
Total long-term debt	$4,560	$15,156

NOTE 10: INCOME TAXES

As the Company operates in the legal cannabis industry, the Company is subject to the limits of IRC Section 280E for U.S. federal income tax purposes under which the Company is only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable under IRC Section 280E. However, the State of California does not conform to IRC Section 280E and, accordingly, the Company deducts all operating expenses on its California Franchise Tax Returns.

On December 22, 2017, the U.S. enacted the “Tax Cuts and Jobs Act” (“Tax Act”), which lowered the U.S. statutory tax rate from 35% to 21% effective January 1, 2018. The Company recognized the income tax effects of the Tax Act in its combined financial statements. These effects did not materially impact the Company’s accounting for income tax as of and for the year ended December 31, 2021.

Prime Harvest, Inc.

Notes to the Combined Financial Statements
December 31, 2021

NOTE 10: INCOME TAXES (CONTINUED)

The income tax provision consisted of the following:

December 31,	2021	2020
Current	$325,098	$266,496
Federal
State	1,600	1,600
Total current	326,698	268,096
Deferred tax expense	-	-
Federal
State	-	-
Total deferred tax expense	-	-
Income tax expense	$326,698	$268,096

The principal items accounting for the differences in income taxes computed at the US statutory rate (21%) and the effective income tax rate for continuing operations comprise the following:

	2021	2020
Taxes computed at statutory rate	$36,645	$(41,446)
State taxes	1,600	1,600
Federal taxes	-	-
Non deductible expenses	280,564	304,273
Other	7,889	3,669
Income tax provisions	$326,698	$268,096

Prime Harvest, Inc.

Notes to the Combined Financial Statements
December 31, 2021

NOTE 10: INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

	2021	2020
Deferred tax assets:
Accrued expense and other		$-
Capital loss	315,574	315,574
Net operating losses	305,907	312,795
Total deferred tax assets	$621,481	$628,369
Deferred tax liability: Depreciation	(22,607)	-
Total deferred tax liability	$(22,607)	$-
Valuation Allowance	$(621,481)	$(628,369)
Net deferred tax asset/liability	$-	$-

The net change in the valuation allowance for 2021 and 2020 was ($6,888) and $49,256, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company is not recognizing its deferred tax asset balances as of December 31, 2021, and 2020.

Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership of the Company, as defined by Internal Revenue Code Section 382 (Section 382). A formal section 382 study has not been completed by the company yet. The Company has net operating loss carryforwards for federal and state income tax purposes of approximately $49,410 and $403,442 respectively, as of December 31, 2021, and 2020. Per TCJA of 2017, the federal net operating loss (NOL) carryforwards generated in 2018 and future years can be carried forward indefinitely. There are no federal NOL carryforwards generated in 2017 and prior years. The state net operating loss carryforwards, if not utilized, will expire beginning in 2038.

As of December 31, 2021, and 2020, the income tax provisions of $326,698 and $268,096 within the combined statements of operations included no other tax expense. The Company applies the provisions of ASC 740 related to accounting for uncertain tax positions, which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Under this provision, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. Tax benefits of an uncertain tax position will not be recognized if it has less than a 50% likelihood of being sustained based on technical merits. As of December 31, 2021, and 2020, there are no unrecognized tax benefits and the Company does not anticipate any material change in the total amount of unrecognized tax benefits to occur within the next twelve months. ASC 740 requires the Company to accrue interest and penalties where there is an underpayment of taxes based on the Company’s best estimate of the amount ultimately to be paid. The Company’s policy is to recognize interest accrued related to unrecognized tax benefits and penalties as income tax expense. The Company has not recorded any interest or penalties as the liability associated with the unrecognized tax benefits is immaterial.

Prime Harvest, Inc.

Notes to the Combined Financial Statements
December 31, 2021

NOTE 10: INCOME TAXES (CONTINUED)

The State of California enacted A.B. 85, a tax provision that suspends the use of net operating loss carryforwards (“NOLs”) entirely for taxpayers with net business income of $1 million or more and limits the use of certain business tax credits to $5 million total for 2020, 2021, and 2022. The Company has no suspended NOLs as of December 31, 2021.

As the Company operates in the legal cannabis industry, the Company is subject to the limits of IRC Section 280E. The Company has accrued approximately $325,098 and $266,496 for its federal tax liability as of December 31, 2021, and 2020, respectively.

The Company is subject to examination for its US federal and California jurisdictions for each year in which a tax return was filed.

NOTE 11: COMMITMENTS AND CONTINGENCIES

Contingencies

The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations. While management of the Company believes that the Company is in compliance with applicable local and state regulation as of December 31, 2021, and 2020 respectively.

Cannabis regulations continue to evolve and are subject to differing interpretations. As a result, the Company may be subject to regulatory fines, penalties or restrictions in the future.

Risk and Uncertainties

In early 2020, an outbreak of a novel strain of coronavirus (“COVID-19”) emerged globally. As a result, events have occurred including mandates from federal, state, and local authorities leading to an overall decline in economic activity which could result in a loss of revenue and other material adverse effects to the Company’s financial position, results of operations, and cash flows. The Company is not able to reliably estimate the length or severity of this outbreak and the related financial impact, if any.

Prime Harvest, Inc.

Notes to the Combined Financial Statements
December 31, 2021

NOTE 11: COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2021, and 2020 respectively, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

NOTE 12: RELATED PARTIES

On March 29, 2017, 1113131 B.C. LTD was incorporated under the Business Corporations Act in Province of British Columbia, Canada. This entity was formed with the intent of acquiring the assets and assuming the liabilities of Prime Harvest, Inc. (per IFRS definition) on or before December 31, 2017. On August 10, 2018 Eulenthius Alexander consented in writing to act as the Chief Operating Officer of 1113131 B.C. LTD. As of December 31, 2021, Eulenthius Alexander continues to serve in this position.

NOTE 13: SUBSEQUENT EVENTS

Management has evaluated subsequent events, as defined by ASC 855, Subsequent Events, through June 9, 2022 (the date that the financial statements were available to be issued) and concluded that no subsequent events have occurred that would require further recognition in the financial statements.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this Special Financial Report to be signed on its behalf by the Company, thereunto duly authorized, in the city of Ramona, California on this 25th day of May, 2023.

Prime Harvest, Inc.

By:	/s/ E. Duane Alexander
E. Duane Alexander Chief Executive Officer

This Special Financial Report has been signed by the following persons in the capacities and on the dates indicated.

Name	Title

/s/ E. Duane Alexander	President, Chief Executive Officer
E. Duane Alexander	(Principal Executive Officer) and Director

/s/ John J. Wilczak	Director
John J. Wilczak

/s/ Andrea Jenson	Chief Financial Officer
Andrea Jenson	(Principal Financial and Accounting Officer)